EXHIBIT 10.45

FIRST AMENDMENT TO SUBLEASE

This First Amendment to Sublease (“First Amendment”) is made as of June 15, 2007 (the “Execution Date”) between ARIBA, INC. a Delaware corporation (“Sublandlord”), and JUNIPER NETWORKS, INC., a Delaware corporation (“Subtenant”).

RECITALS

A. Sublandlord and Moffett Park Drive LLC, a California limited liability company (“Master Landlord”), entered into the Technology Corners Triple Net Multiple Building Lease dated March 15, 2000, which has been amended by a letter agreement dated September 11, 2000, a First Amendment to Lease dated January 12, 2001, a Second Amendment to Lease dated October 31, 2002, and a Third Amendment to Lease dated October 21, 2004 (collectively, “Master Lease”). The Master Lease term expires on January 24, 2013 (“Master Lease Expiration Date”).

B. NetScreen Technologies, Inc. (“Netscreen”), and Sublandlord entered into a Sublease dated October 18, 2002 (“Sublease”), under which Sublandlord is currently subleasing to Subtenant approximately 172,917 rentable square feet of space in Building Three and approximately 4,707 rentable square feet of space in Building Four. Subtenant is the successor in interest to Netscreen under the Sublease. Netscreen, Sublandlord and Master Landlord also entered into that certain Recognition Agreement dated October 31, 2002 (“Recognition Agreement”) and Consent to Sublease dated October 31, 2002 (“Consent”).

C. Sublandlord and Subtenant now desire to amend and modify certain portions of the Sublease to extend the term of the Sublease and expand the Premises, all upon the terms and conditions set forth herein.

AGREEMENT

For and in consideration of the foregoing recitals and the respective undertakings of the parties, and other good and valuable consideration, the receipt and adequacy of which are acknowledged, Sublandlord and Subtenant hereby agree as follows:

1. Capitalized Terms: Each capitalized term used in this First Amendment shall have the meaning ascribed to it in the Sublease, unless such term is otherwise defined in this First Amendment.

2. Definitions: The following definitions are hereby amended or added to the Sublease and this First Amendment:

(a) Premises: Commencing on the Building One Premises Delivery Date, this term shall be amended to mean, collectively, the Building One Premises, the Building Three Premises, and the Building Four Premises.

(b) Building One Premises: The entire third and fourth floors of Building One, which the parties hereby conclusively agree contain a total of 88,742 rentable square feet, as more particularly described on Exhibit A attached to this First Amendment. If Subtenant exercises the Expansion Option, the Building One Premises shall also include the Building One Expansion Space, effective on the Building One Expansion Space Rent Commencement Date.

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(c) Building One Expansion Space: The entire first and second floors of Building One, which the parties hereby conclusively agree contain a total of 86,340 rentable square feet, as more particularly described on Exhibit B attached to this First Amendment.

(d) Rentable Area of Premises: Commencing on the Building One Premises Delivery Date, this term shall be revised to be 266,366 rentable square feet (Building One Premises – 88,742; Building Three Premises – 172,917; and Building Four Premises – 4,707), which the parties conclusively agree to be the rentable square footage of the Premises. If Subtenant exercises the Expansion Option, commencing on the Building One Expansion Space Delivery Date, the Rentable Area of the Premises shall also include the Building One Expansion Space.

(e) Building One Premises Delivery Date: The date that Sublandlord delivers actual possession of the Building One Premises to Subtenant. The Building One Premises Delivery Date is anticipated to be October 1, 2007, provided that if Subtenant notifies Sublandlord in writing that it requires the Building One Premises to be delivered earlier than October 1, 2007, this date shall be such earlier date specified in Subtenant’s notice, but not earlier than August 10, 2007.

(f) Building One Expansion Space Delivery Date: The date that Sublandlord delivers actual possession of the Building One Expansion Space to Subtenant. The Building One Expansion Space Delivery Date is anticipated to be the delivery date specified in Subtenant’s notice of exercise of the Expansion Option, which delivery date may be staggered for Floor One and Floor Two of the Building One Expansion Space but shall not be earlier than August 10, 2007 or later than March 10, 2008.

(g) Sublease Expiration Date: This definition shall be amended to be January 24, 2013, which is coterminous with the Master Lease Expiration Date, and shall apply to the entire Premises, as defined above in Paragraph 2(a), and to the Building One Expansion Space, if applicable.

(h) Building One Premises Rent Commencement Date: Sixty (60) days after the Building One Premises Delivery Date.

(i) Building One Expansion Space Rent Commencement Date: Sixty (60) days after the Building One Expansion Space Delivery Date. If Subtenant elects to stagger delivery of Floor One and Floor Two of the Building One Expansion Space Delivery Date, there shall be a separate “Rent Commencement Date” for each such floor.

(j) Expansion Option: This term shall have the meaning specified in Paragraph 10 hereof.

(k) Extended Term: The period commencing on May 14, 2008 and expiring on January 24, 2013, which Extended Term shall be applicable to the Premises.

(l) Monthly Base Rent: Commencing on the Building One Premises Rent Commencement Date, Monthly Base Rent shall be revised as follows:

(i)	From the Building One Premises Rent Commencement Date until and including May 13, 2008, the Monthly Base Rent shall be as follows:

Premises	Time Period	Monthly Base Rent
Building One Premises	Building One Premises Rent
	Commencement Date to 5/13/08	$158,848.18

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Premises	Time Period	Monthly Base Rent
Building Three and	Building One Premises Rent
Building Four Premises	Commencement Date to 5/13/08	$262,884.00

(ii)	Commencing on the first day of the Extended Term, Monthly Base Rent for the Premises shall be as follows:

Premises	Time Period	Monthly Base Rent
Building One Premises	5/14/08 – 9/30/08	$158,848.18
	10/1/08 – 9/30/09	$167,722.38
	10/1/09 – 9/30/10	$176,596.58
	10/1/10 – 9/30/11	$185,470.78
	10/1/11 – 9/30/12	$194,344.98
	10/1/12 – 1/24/13	$203,219.18

Premises	Time Period	Monthly Base Rent
Building Three and
Building Four Premises	5/14/08 – 9/30/08	$317,946.96
	10/1/08 – 9/30/09	$335,709.36
	10/1/09 – 9/30/10	$353,471.76
	10/1/10 – 9/30/11	$371,234.16
	10/1/11 – 9/30/12	$388,996.56
	10/1/12 – 1/24/13	$406,758.96

(iii)	If Subtenant exercises the Expansion Option, commencing on the Building One Expansion Space Rent Commencement Date, Monthly Base Rent for the Building One Expansion Space shall be as follows:

Premises	Time Period	Monthly Base Rent
Building One	Building One Expansion Space Rent
Expansion Space	Commencement Date to 9/30/08	$154,548.60	*

	10/1/08 – 9/30/09	$163,182.60
	10/1/09 – 9/30/10	$171,816.60
	10/1/10 – 9/30/11	$180,450.60
	10/1/11 – 9/30/12	$189,084.60
	10/1/12 – 1/24/13	$197,718.60

*	If Subtenant elects to stagger the Delivery Date for the Building One Expansion Space, Monthly Base Rent would be $77,005.80 for the first floor of Building One upon the Rent Commencement Date for such floor, and $77,542.80 for the second floor of Building One upon the Rent Commencement Date of such floor.

(m) Master Landlord Consent: The written consent of Master Landlord to this First Amendment on terms reasonably acceptable to the parties, including consent to Subtenant’s Permitted Use of the Premises. The parties agree that a written consent that is substantially similar to the Consent (as defined in Recital B above), with Paragraphs 19, 21 and 28 revised on commercially reasonable terms, shall be deemed reasonably acceptable to the parties.

(n) Subtenant’s Project Share: Commencing on the Building One Premises Rent Commencement Date, this term shall be revised to be 37.20%. If Subtenant exercises the Expansion Option, commencing on the Building One Expansion Space Rent Commencement Date, Subtenant’s Project Share shall be 49.26%.

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(o) Subtenant’s Building Share: Commencing on the Building One Premises Rent Commencement Date, this term shall be revised as follows:

(i)	Building Three Premises – 100%

(ii)	Building Four Premises – 0%

(iii)	Building One Premises – 50.69%

Notwithstanding the foregoing, if Subtenant exercises the Expansion Option, commencing on the Building One Expansion Space Rent Commencement Date, Subtenant’s Building Share for the Building One Premises shall be 100%.

3. Expansion:

(a) Commencing on the Building One Premises Delivery Date, Sublandlord hereby subleases and demises to Subtenant, and Subtenant hereby subleases and accepts from Sublandlord, on the terms and conditions set forth herein, the Building One Premises.

(b) Sublandlord shall deliver possession of the Building One Premises to Subtenant on the anticipated Building One Premises Delivery Date, provided that Sublandlord shall not be subject to any liability for its failure to deliver possession of the Building One Premises by the anticipated Building One Premises Delivery Date or any other particular date, nor shall such failure effect the validity of this First Amendment or affect the Sublease Expiration Date; provided that the Building One Premises Delivery Date shall be the day that Sublandlord tenders vacant possession of the Building One Premises to Subtenant. Notwithstanding the foregoing, if the Building One Premises Delivery Date does not occur within fifteen (15) calendar days following the anticipated Building One Premises Delivery Date, Base Rent for the Building One Premises shall abate following the actual Building One Rent Commencement Date for like number of days as shall have elapsed between the day following the fifteenth (15th) day after the anticipated Building One Premises Delivery Date and the actual Building One Premises Delivery Date. If the Building One Premises Delivery Date shall not have occurred within seventy five (75) days following the anticipated Building One Premises Delivery Date (the “Building One Premises Delivery Deadline”), then Subtenant shall have the right, but not the obligation, in its sole and absolute discretion to immediately terminate this First Amendment by providing written notice thereof to the Sublandlord within fifteen (15) days after the Building One Premises Delivery Deadline. If this First Amendment is terminated in accordance with this Section, then Base Rent for the Building One Premises shall be promptly refunded to Subtenant by Sublandlord and Subtenant and Sublandlord shall be fully released from any further obligations and liabilities under this First Amendment.

(c) Prior to the Building One Premises Delivery Date, commencing on the date that the Master Landlord Consent has been received (the “Building One Premises Early Access Date”), Sublandlord agrees where such space is vacant to provide Subtenant, its employees, agents, consultants and contractors with reasonable early access and early entry (“Early Access”) to the Building One Premises, the “Building One MPOE Room”(as shown on Exhibit B), the “Building One MDF Room” (as shown on Exhibit B) and the “Building One Server Room” (as shown on Exhibit B) each of which are located on Floor One of Building One and shown on Exhibit B, at no additional rent to Subtenant, in order that Subtenant may perform due diligence, design and planning; provided, however that: (i) with respect to any Early Access prior to August 1, 2007, Subtenant agrees to provide Sublandlord with at minimum twenty-four (24) hours prior written notice of any Early Access; (ii) with respect to any Early Access after August 1, 2007, Subtenant’s Early Access shall be not require any prior written notice from Subtenant; and (iii) such Early Access shall at all times require an escort designated by Sublandord.

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Subtenant agrees that during such Early Access, other than as described above Subtenant shall not perform any construction, alteration, addition, repair or other work to the Building One Premises, Building One MPOE Room or Building One Server Room.

(d) If Subtenant does not exercise the Expansion Option, Subtenant shall, at its sole expense, subdivide the portion of the Building One Server Room that it requires for its use of the Building One Premises in compliance with the provisions of Section 8.3 of the Sublease (the “Subdivided Server Room Space”) and that upon such subdivision, Subtenant shall pay pro rata Base Rent for the Subdivided Server Room Space (which rentable square feet shall be determined in good faith by Sublandlord and Subtenant).

(e) Sublandlord shall deliver the Building One Premises to subtenant on the Building One Premises Delivery Date in “broom clean” condition with carpets vacuumed, and other floors cleaned. Sublandlord represents to Subtenant that upon such delivery the roof, all structural components, elevator, HVAC, electrical, plumbing, and fire and life safety systems of Building One, as well as the parking lot and site lighting, will be operational and in good working order and condition. Sublandlord further represents to its knowledge that upon such delivery the Premises shall comply with Applicable Requirements and with the Americans with Disability Act (“ADA”). Notwithstanding the foregoing, to the extent that the Initial Subtenant Improvements (as defined in Section 8 hereof), or any other alterations required by Subtenant, trigger a requirement to perform any alterations, improvements, upgrades or other work to Building One or the Building One Premises, then Subtenant shall pay the cost of such work.

4. Extension: The Term is hereby extended for the period of the Extended Term and all references to “Term” in the Sublease shall mean the Term as so extended.

5. Rent:

(a) To reflect the Building One Premises and the Building One Expansion Space (if applicable), the term “Monthly Base Rent” shall be revised as provided in Section 2 hereof, and Subtenant shall pay to Subtenant the Monthly Base Rent as so revised. The term “Base Rent” as used in the Sublease shall mean the Monthly Base Rent as so revised.

(b) Commencing on the Building One Premises Rent Commencement Date, Subtenant’s Project Share and Subtenant’s Building Share shall be revised as provided in Section 2 hereof.

6. Permitted Use: Subtenant may use the Building One Premises for any legally permitted consistent with the character and zoning criteria for the Project and for any uses permitted under the Master Lease, including but not limited to general and administrative office, research and development, laboratory, training and fitness center uses; provided, however, that Subtenant shall not use the Building One Premises for any use that is not permitted under the Master Lease.

7. Security Deposit: Within five (5) business days after receipt of the Master Landlord Consent, Subtenant shall deliver to Sublandlord Six Hundred Thousand Dollars ($600,000) in cash or other immediately available funds, which amount Sublandlord shall hold as a Security Deposit in accordance with Article 4 of the Sublease and Sublandlord shall immediately return to Subtenant the original Letter of Credit previously provided by Subtenant to Sublandlord pursuant to Section 4.06 of the Sublease. From and after the delivery of such Six Hundred Thousand Dollars ($600,000) the term “Security Deposit” as used in the Sublease shall be deemed to refer to such cash sum of Six Hundred Thousand Dollars ($600,000).

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Payment by Regular Mail to:

Ariba, Inc. c/o PNC Bank
P.O. Box 642962
Pittsburgh, PA 15264-2962

Payment by Wired Funds to:

PNC Bank, N.A.
Routing Number: 043000096
SWIFT: PNCCUS33
Credit: Ariba, Inc.
Account Number: 1008997938

8. Initial Subtenant Improvements: At its sole cost and expense, Subtenant shall construct certain initial leasehold improvements to the Building One Premises (and, if applicable the Building One Expansion Space) in accordance with the Work Letter attached hereto as Exhibit D (the “Initial Subtenant Improvements”); provided that such improvements comply with the provisions of Section 6.03 of the Master Lease (including the requirement to obtain the Master Landlord’s Consent thereto).

9. Restoration: Subtenant shall have no responsibility to perform any restoration obligation that Sublandlord may have to Master Landlord under the Master Lease with respect to any leasehold improvements installed at the Building One Premises or the Building One Expansion Space prior to the applicable delivery date of such premises to Subtenant. If, simultaneously with its written request to Sublandlord for approval of any Subtenant Owned Alterations or Utility Installation (including the Initial Subtenant Improvements), Subtenant requests in writing that Sublandlord notify Master Landlord requesting a written statement from Master Landlord indicating if Master Landlord shall require or shall not require Sublandlord to remove such alterations or installations, then Sublandlord shall promptly request such written statement from Master Landlord. Notwithstanding Article 8.4 of the Sublease to the contrary, Sublandlord shall not require removal of such alterations or installations except to the extent that Master Landlord requires such removal. Subtenant shall have the right to remove all of Subtenant’s trade fixtures and personal property from the Premises at any time during the Term.

10. Option to Expand:

(a) Sublandlord grants to Subtenant the option to expand the Premises to include the Building One Expansion Space (the “Expansion Option”). In order to exercise the Expansion Option, the Subtenant must notify Sublandlord in writing of its irrevocable election to exercise not later than September 1, 2007 (the “Exercise Notice”). If Subtenant does not deliver the Exercise Notice to Sublandlord on or before September 1, 2007, the Expansion Option shall terminate. The Exercise Notice shall specify the Building One Expansion Space Delivery Date, and Sublandlord acknowledges and agrees that Subtenant shall be entitled to stagger delivery of the Building One Expansion Space Delivery Date for Floor One and Floor Two of the Building One Expansion Space. Sublandlord shall deliver possession of the Building One Expansion Space to Subtenant on the anticipated Building One Expansion Space Delivery Date, provided that Sublandlord shall not be subject to any liability for its failure to deliver possession of the Building One Expansion Space by the anticipated Building One Expansion Space Delivery Date or any other particular date, nor shall such failure effect the validity of this First Amendment or affect the Sublease Expiration Date; provided that the Building One Expansion Space Delivery Date shall be the day that Sublandlord tenders possession of the Building One Expansion Space to Subtenant. Notwithstanding the foregoing, if the Building One Expansion Space Delivery Date does

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not occur within fifteen (15) days following the anticipated Building One Expansion Delivery Date, Base Rent for the Building One Expansion Space shall abate following the Building One Rent Commencement Date for like number of days as shall have elapsed between the day following the fifteenth (15th) day after the anticipated Building One Expansion Delivery Date and the actual Building One Expansion Space Delivery Date; provided further that if the Building One Expansion Space Delivery Date shall not have occurred within seventy five (75) days of the anticipated Building One Expansion Space Delivery Date (the “Building One Expansion Space Delivery Deadline”), then Subtenant shall have the right, but not the obligation, in its sole and absolute discretion to immediately rescind its Exercise Notice and terminate its obligation to accept the Building One Expansion Space by providing written notice thereof to the Sublandlord within fifteen (15) days after the Building One Expansion Space Delivery Deadline. If the Exercise Notice is rescinded in accordance with this Section then Subtenant and Sublandlord shall be fully released from any further obligations and liabilities under such Exercise Notice and the Building One Expansion Space. Commencing on the Building One Expansion Space Rent Commencement Date, the Monthly Base Rent, Subtenant’s Project Share, and Subtenant’s Building Share shall be modified as provided in Section 2 hereof. Upon such exercise, Subtenant shall sublease the Building One Expansion Space for the Term (as modified by this First Amendment).

(b) Prior to the Building One Expansion Space Delivery Date, commencing on the date that the Master Landlord Consent has been received, Sublandlord agrees where such space is vacant to provide Subtenant, its employees, agents, consultants and contractors with reasonable Early Access to the Building One Expansion Space at no additional rent to Subtenant, in order that Subtenant may perform due diligence, design and planning; provided, however that: (i) with respect to any Early Access prior to August 1, 2007, Subtenant agrees to provide Sublandlord will at least twenty-four (24) hours written notice prior to any such Early Access; (ii) with respect to any Early Access after August 1, 2007, Subtenant’s Early Access shall not require any prior written notice from Subtenant; and (iii) such Early Access shall at all times require an escort designated by Sublandlord. Subtenant agrees that except as described herein during any such Early Access, Subtenant shall not perform any construction or other tenant improvement work at the Building One Expansion Space.

11. Right of First Refusal:

(a) Provided Subtenant has validly exercised its Expansion Option, Subtenant shall have a right of first refusal (“ROFR Right”) on any space that becomes available or any space leased by Sublandlord from Master Landlord pursuant to the Master Lease (“ROFR Space”). If at any time after the date Subtenant has exercised its Expansion Option, Sublandlord shall receive a bona fide written offer from a prospective subtenant (any prospective subtenant shall hereinafter be referred to as a “Third Party Subtenant”; provided, however, that no affiliate of Subtenant shall be a Third Party Subtenant), which incorporates substantially all of the basic terms of the transaction which Sublandlord is willing to accept to sublease all or any portion of the ROFR Space or if Sublandlord makes a bona fide written offer to lease all or any portion of the ROFR Space to a Third Party Subtenant, which incorporates substantially all of the “basic material sublease terms” of the transaction which such Third Party Subtenant is willing to accept (the “Offer”), Sublandlord shall submit written notice thereof to Subtenant (together with a copy of such Offer in the form of a list of substantially all of the basic business terms agreed upon by Sublandlord and the Third Party Subtenant). Subtenant shall have seven (7) business days following receipt of such notice to exercise Subtenant’s ROFR Right by providing Sublandlord with written notice of such acceptance (“ROFR Notice”). Should Subtenant fail to give Sublandlord the ROFR Notice within such seven (7) business day period, Subtenant shall be deemed to have waived Subtenant’s right to exercise the ROFR Right for the particular Offer in question only. As used herein, “basic material lease terms” refers to base rent, improvement allowances, and inducements, and security deposit (provided that the security deposit shall be subject to reasonable negotiation taking into consideration Subtenant’s financial condition at the time, as compared (if applicable) to the financial condition of the Third Party Subtenant.

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(b) Should Subtenant not exercise the ROFR Right, Sublandlord may sublease the ROFR Space to such Third Party Subtenant on terms not materially more favorable to the Third Party Subtenant than those presented to Subtenant in the Offer, except that the base monthly rent thereunder may be as low as ninety seven percent (97%) of the base monthly rent set forth in the Offer. If Subtenant desires to sublease the ROFR on terms that are materially more favorable to the Third Party Subtenant or at a base monthly rent that is less than ninety-seven percent (97%) of the base monthly rent set forth in the Offer, Sublandlord shall be required to resubmit the revised Offer to Subtenant (“Revised Offer”). Subtenant shall have five (5) business days following receipt of the Revised Offer to provide Sublandlord with its ROFR Notice with respect to the Revised Offer. Should Subtenant fail to give Sublandlord the ROFR Notice within such five (5) business day period, Subtenant shall be deemed to have waived Subtenant’s right to exercise the ROFR Right for the particular Revised Offer in question only.

(c) Should Subtenant exercise the ROFR Right as and when required hereunder, Sublandlord and Subtenant shall cooperate in good faith to negotiate an amendment to the Sublease to include the ROFR Space. If Sublandlord and Subtenant are unable to agree upon such amendment within forty-five (45) days from the ROFR Notice, then Sublandlord may, at any time within one hundred twenty (120) days thereafter, execute a sublease with any Third Party Subtenant on terms not materially more favorable to the Third Party Subtenant than those presented to the Subtenant in the Offer, except that the base monthly rent thereunder may be as low as ninety seven percent (97%) of the base monthly rent set forth in the Offer.

(d) Subtenant’s ROFR Right shall be subject and subordinate to any existing right of first refusal or other expansion right of any other subtenant of Sublandlord as of the Execution Date.

(e) The term for any ROFR Space shall be coterminous with the Term (as extended by the First Amendment).

(f) The rentable area of the Premises shall be increased by the rentable area of the ROFR Space. The Subtenant’s Building Share and Subtenant’s Project Share shall increase proportionately upon the commencement date of the ROFR Space.

(g) The sublease of the ROFR Space shall be conditioned upon receipt of the Master Landlord’s consent thereto.

12. Furniture:

(a) Subject to the terms and provisions of Paragraph 1.7 of the Sublease, (i) commencing on the Building One Premises Delivery Date, Sublandlord shall lease to Subtenant and Subtenant shall lease from Sublandlord, at no additional rent the furniture and equipment located in the Building One Premises, which Sublandlord has identified on Exhibit C-1 attached hereto (the “Building One Furniture”) and (ii) commencing on the Building One Expansion Space Delivery Date, if applicable, Sublandlord shall lease to Subtenant and Subtenant shall lease from Sublandlord, at no additional rent the furniture and equipment located on the second floor of the Building One Expansion Space, which Sublandlord has identified on Exhibit C-2 attached hereto (the “Building One Expansion Space Furniture”). From and after the Building One Premises Delivery Date, the term “Furniture” as used in the Sublease and this First Amendment shall be deemed also to include the Building One Furniture. From and after the Building One Expansion Space Delivery Date, if applicable, the term “Furniture” as used in the Sublease and this First Amendment shall be deemed also to include the Building One Expansion Space Furniture. Prior to the Building One Premises Delivery Date, Subtenant and Sublandlord shall conduct a walkthrough of the Building One Premises and the Building One Expansion Space and based on such walkthrough the parties shall revise Exhibits C-1 and C-2, accordingly.

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(b) Upon written notice thereof delivered to Sublandlord at least ninety (90) days prior to the Sublease Expiration Date, Subtenant may elect to purchase the Furniture for its “fair market value” payable in cash or other immediately available funds on or before the Sublease Expiration Date. If the parties cannot agree upon the fair market value of the Furniture within thirty (30) days after Subtenant makes such election, either party hereto may submit the issue to arbitration with JAMS, LLC (“JAMS”) in San Jose, California, pursuant to Section 1280, et seq. of the California Code of Civil Procedure. Within ten (10) business days following the appointment of the arbitrator, each party shall state in writing its position concerning the issue supported by the reasons therefor with two copies delivered to the arbitrator. If either party fails timely to submit its position, the position submitted by the other party shall be deemed correct, and the arbitration shall be deemed concluded. The arbitrator shall arrange for a simultaneous exchange of positions and a hearing. After the hearing, the arbitrator shall select which of the two proposed positions most closely approximates his determination of the correct position and shall have no right to propose a middle ground or any modification of either of the two proposed positions. The position he chooses as most closely approximating his determination shall constitute the decision of the arbitrator and be final and binding upon the parties. In the event of a failure, refusal, or inability of the arbitrator to act, his successor shall be appointed by JAMS, or, if JAMS fails to do so within five (5) business days, as provided by the Act. The arbitrator shall attempt to decide the issue within ten (10) business days after the hearing. Both parties shall share the fee and expenses of the arbitrator. The prevailing party shall be entitled to collect its reasonable (as determined by the arbitrator) attorneys’ fees and costs from the unsuccessful party. The arbitrator shall have the right to consult experts and competent authorities with factual information or knowledge concerning the dispute and the fees of such authorities shall be shared equally by the parties.

(c) If Subtenant elects to purchase the Furniture, Sublandlord shall transfer the Furniture to Subtenant pursuant to a bill of sale in its as-is condition and without any representations or warranties. During the Term, Subtenant shall be responsible for, and if necessary shall reimburse Sublandlord with respect to, all costs and expenses related to the Furniture, including all insurance, maintenance, repair, replacement, and personal property tax costs.

(d) Paragraph 1.7(e) of the Sublease shall be deleted.

13. Master Landlord Consent: This Sublease shall become effective following mutual execution of the parties hereto upon the Execution Date; provided, however, that if the Master Landlord Consent and the Amended Recognition Agreement (as defined in Section 18 hereof) is not received within fifteen (15) days of the date hereof, either party hereto may terminate this First Amendment upon written notice to the other party hereto delivered prior to receipt of the Master Landlord Consent and Amended Recognition Agreement. Within two (2) business days following mutual execution of this First Amendment, Sublandlord shall submit this First Amendment to the Master Landlord for its consent and shall request that Master Landlord provide the Amended Recognition Agreement. The parties shall work together diligently and in good faith to obtain the Master Landlord Consent and Amended Recognition Agreement. Subtenant shall provide all reasonable financial and other information reasonably requested by the Master Landlord in connection with such efforts. In the event that either party terminates this First Amendment pursuant to the provisions of this Section 13, this First Amendment shall be of no further force and effect and each party shall be immediately released of any further obligations and liabilities hereunder.

14. Signage: In the event that Subtenant exercises the Expansion Option, Subtenant shall have the right to install one exterior sign on Building One, subject, however to the terms of Paragraph 34 of the Sublease.

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15. Common Areas: Paragraph 1.3 of the Sublease shall be amended to include the following clause thereof:

“(iii) as to Building One, if Subtenant exercises the Expansion Option, there will be no Building Common Area for purposes of this Sublease for Building One.”

16. MPOE Room: The first sentence of Paragraph 1.9 of the Sublease shall be deleted, and in lieu thereof, the following shall be substituted:

“In addition to Sublandlord’s Server Room, Sublandlord shall also have access at all reasonable times to the main point of entry room (“MPOE Room”) located on the first floor of Building Three in the location designated on the Building Three floor plans attached to the Sublease as Exhibit B and, should Subtenant exercise the Expansion Option, to the MPOE Room located on the first floor of Building One in the location designated on the Building One floor plans attached to the First Amendment as Exhibit B. Sublandlord’s access to the MPOE Room where the same is shared with Subtenant shall be subject to 24 hours’ prior written notice to Subtenant at all times (except in the case of emergency) and Subtenant shall have the right to have a representative of Subtenant present at such entry. Subtenant shall also have access at all reasonable times to the MPOE Room in Building Three and Building One upon 24 hours’ prior written notice to Sublandlord (except in the case of emergency) and Sublandlord shall have the right to have a representative of Sublandlord present at such entry. The parties acknowledge and agree that each party shall use commercially reasonable practicable efforts to place the other party on notice and allow for that parties representatives to be present where access to the MPOE Room is required in the case of an emergency. Where a party enters the MPOE Room in the case of an emergency and is unable to place the other party on notice prior to such entry that party shall nevertheless provide to the other party notice in writing of such entry describing the same in reasonable detail with dates and time of entry following the same.”

17. Deleted Provisions: Paragraphs 39 and 40 of the Sublease are hereby deleted and of no further force and effect.

18. Recognition Agreement. Sublandlord and Subtenant acknowledge and agree that this First Amendment shall be subject and subordinate to all of the terms, covenants and conditions of the Recognition Agreement and Consent (as the same are defined in the Recitals above) and the Master Landlord Consent. Following the Execution Date, Sublandlord shall request from Master Landlord an amendment to the Recognition Agreement referred to in Recital B, which amendment shall be in the form attached hereto as Exhibit D (the “Amended Recognition Agreement”).

19. Sublandlord’s Server Room:

(a) Sublandlord and Subtenant acknowledge that the calculation method for Sublandlord’s share of the Server Room Electricity Cost in Paragraph 1.8 of the Sublease is no longer an equitable method to determine Sublandlord’s share of consumption. In the event Sublandlord does not exercise its right to vacate the Sublandlord’s Server Room (as described in Section 19(b) below) prior to December 31, 2007, Sublandlord may, at Sublandlord sole cost, install a separate electricity meter(s) for Sublandlord’s Server Room prior to December 31, 2007. Once the electricity meter(s) for Sublandlord’s

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Server Room is installed and operational, Sublandlord and Subtenant agree that the calculation for Sublandlord’s share of the electricity consumption per Paragraph 1.8 shall no longer have effect and Sublandlord shall pay the electricity costs for Sublandlord’s Server Room as metered based on the rates and taxes assessed by the utility company. Sublandlord agrees to continue to calculate Sublandlord’s share of the consumption per Paragraph 1.8 of the Sublease until the earlier of the date on which Sublandlord vacates the Sublandlord’s Server Room or the date on which the electricity meter for the Sublandlord’s Server Room is installed and operational. If a separate meter is not installed for the HVAC system serving the Server Room, the parties shall allocate the electricity consumption of the HVAC system pro rata in accordance with electricity consumption allocated to the servers and other equipment.

(b) Sublandlord shall have the right at any time during the Term to vacate the Sublandlord’s Server Room upon sixty (60) days written notice to Subtenant (the “Sublandlord’s Server Room Exit Notice”). In the event that Sublandlord exercises its right to vacate the Sublandlord’s Server Room, effective sixty (60) days after Subtenant’s receipt of the Sublandlord’s Server Room Exit Notice, all references to the Sublandlord’s Server Room in the Basic Sublease Information and Paragraph 1.8 of the Sublease shall be deleted in its entirety.

(c) Effective sixty (60) days after Subtenant’s receipt of the Sublandlord’s Server Room Exit Notice (the “Server Premises Commencement Date”), the definition of the Premises and Rentable Area of Premises will be expanded and amended to include the additional 2,165 square feet in the Building Three Premises (the “Server Premises”), and Subtenant shall commence paying Sublandlord Monthly Base Rent on the Server Premises at the same per rentable square foot rate (as adjusted pursuant to Section 2(1) hereof) as Subtenant pays for the other Premises during the same time period.

20. Sublandlord’s Representations and Warranties. As of the Execution Date, Sublandlord represents and warrants to Subtenant that: (i) Sublandlord is not in default or breach of any of the provisions of the Master Lease with respect to the Building One Premises beyond any applicable notice and cure period; and (ii) Sublandlord has not received written notice from Master Landlord or any governmental agencies that the Building One Premises is in violation of any Environmental Laws.

21. Notices. Any notice, claim, certificate, request, demand, consents, approvals, offers, statements and any other instruments or communications required or permitted to be given pursuant to the provisions of this Sublease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address provided below with copies of the same as further described below. The parties may change the address or person addressed by written notice.

Sublandlord’s address for notices:	Subtenant’s address for notices:

Ariba, Inc.	Juniper Networks, Inc.
807 Eleventh Avenue	1194 N. Mathilda Ave.
Sunnyvale, California 94089	Sunnyvale, California 94089
Attn: General Counsel	Attn:Vice President of Real Estate
Fax: (650) 390-1377	Fax:(408) 936-3062

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Sublandlord’s address for notices:	Subtenant’s address for notices:

Ariba, Inc.	Juniper Networks, Inc.
807 Eleventh Avenue	1194 N. Mathilda Ave.
Sunnyvale, California 94089	Sunnyvale, California 94089
Attn: General Counsel	Attn: Vice President of Real Estate
Fax: (650) 390-1377	Fax:(408) 936-3062

With a copy to:	With copy of all notices to:

Ariba, Inc.	Juniper Networks, Inc.
210 Sixth Avenue	1194 N. Mathilda Ave.
Pittsburgh, Pennsylvania 15222	Sunnyvale, California 94089
Attn: Real Estate manager	Attn: Legal Department
Fax:(408) 936-1278

With copy of all notices to:

The Staubach Company
15601 Dallas Parkway, Suite 400,
Addison, Texas 75001
Attn: Lease Administration

With a copy of all default notices only to:

Reed Smith LLP
Two Embarcadero Center,
Suite 2000
San Francisco, California 94111
Attn: Simon T. Adams, Esq.
Fax:(415) 391-8269

22. Brokers.

(a) Each party to this First Amendment represents and warrants to the other party that it has had no dealings with any broker or agent in connection with this First Amendment except for Staubach Bay Area, Inc. (“Staubach”), the exclusive real estate representative of Subtenant, and Newmark Pacific, Inc. (“Newmark”), the exclusive real estate representative of Sublandlord.

(b) Sublandlord will pay a commission to Newmark pursuant to a separate agreement dated August 16, 2006, between Sublandlord and Newmark.

(c) Sublandlord shall pay a commission to Staubach equal to five percent (5%) of the aggregate Monthly Base Rent payable during the Extended Term for the Building Three Premises and the Building Four Premises and five percent (5%) of the aggregate Monthly Base Rent payable for the sublease of Building One Premises. The commission will be due and payable (i) fifty percent (50%) upon receipt of Master Landlord Consent, and (ii) fifty percent (50%) upon the Building One Premises Rent Commencement Date.

(d) In the event that Subtenant exercises the Expansion Option, the commission attributable to the Building One Expansion Space shall be due (i) fifty percent (50%) within ten (10) days of Sublandlord’s receipt of written notice from Subtenant exercising said option, and (ii) fifty percent (50%) upon the Building One Expansion Space Rent Commencement Date.

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(e) No other commissions shall be payable in connection with this transaction. Each party to this First Amendment covenants and agrees to protect, defend, indemnify and hold harmless the other party from and against any and all costs (including reasonable attorneys’ fees), expenses or liability for any compensation, commission and charges claimed by any broker or other agent, other than the brokers named above, with respect to this First Amendment or the negotiation thereof on behalf of such party.

23. Use of Cafeteria and Fitness Center. Sublandlord grants Subtenant the right for Subtenant’s directors and employees to the use and enjoyment of the Cafeteria and Fitness Center, which Subtenant shall use in accordance with Exhibits E and F of the Sublease, respectively, and all reasonable rules and regulations relating to the same.

24. Indemnification. Notwithstanding anything to the contrary in the Sublease, Subtenant will have no obligation to indemnify, defend or hold harmless either Master Landlord or Sublandlord under such terms and conditions in the Master Lease to the extent that any of the claims, demands, liabilities or causes of action at issue are caused by Master Landlord’s, Sublandlord’s or any of their respective agents, contractors or employees, gross negligence or willful misconduct.

25. Sublandlord’s Compliance with Master Lease. Sublandlord covenants to timely and fully observe, perform and discharge all of its obligations under the Master Lease, except where the failure to do so would not have a material adverse effect (as reasonably determined by Subtenant) on Subtenant and except where such obligation is an obligation of Subtenant under the Sublease.

26. Modifications to Provisions of the Sublease. The following provisions of the Sublease are hereby amended:

(a) Utilities: Commencing on the Building One Premises Delivery Date, Paragraph 7.1(a) of the Sublease shall be amended to include Subtenant’s right to access Building One Premises twenty (24) hours per day, seven (7) days per week.

(b) Direct Contracts for Service:

(i) Notwithstanding anything to the contrary in Paragraph 7.1 of the Sublease, upon not less than thirty (30) days’ prior written notice, Subtenant shall have the right to enter into contracts for services with service providers of its choice for the Building Three Premises and, provided that Subtenant leases the entire rentable space in Building One, the Building One Premises. Such service contract specifications shall be subject to the review and approval of Sublandlord, which review and approval shall not be unreasonably withheld, conditioned or delayed. Upon approval by the Sublandlord and at least thirty (30) days’ notice from the Subtenant that such service contract vendors have been retained to perform services the Sublandlord shall immediately terminate any prior service contracts and shall release Subtenant of any further liability or obligation for reimbursement of its share of the same. Commencing on the Building One Premises Delivery Date, Paragraph 7.5 of the Sublease shall be amended to provide that all references therein to “Building Three” and “Building Three Premises” shall be deemed also to include the Building One Premises and, if applicable, the Building One Expansion Space. Paragraph 7.5(a) shall be revised to no longer require Subtenant to use Sublandlord’s designated janitorial service for the Building Three Premises and, provided that Subtenant leases the entire rentable space in Building One, the Building One Premises.

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(ii) Notwithstanding anything to the contrary in Paragraph 7 of the Sublease, upon the Building One Expansion Space Delivery Date, Subtenant shall have the right to separately contract with service providers of its choice for any services identified in Paragraph 7 of the Sublease that are with regard to the Premises (as defined in Section 2(a) hereof) upon the terms and conditions set forth above.

(c) No Right to Holdover. Paragraph 25 of the Sublease shall be deleted in its entirety and replaced with the following:

“25. No Right to Holdover.

(a) Subtenant has no right to retain possession of the Premises or any part thereof beyond the expiration or sooner termination of this Sublease. In the event that Subtenant holds over, then the Base Rent shall be increased to one hundred fifty percent (150%) of the Base Rent applicable immediately preceding the expiration or termination. If the Premises are not surrendered at the end of the Term, Subtenant shall indemnify Sublandlord against any loss or liability resulting from Subtenant in so surrendering the Premises, including without limitation, actual damages for any rent and charges which Sublandlord pays Master Landlord pursuant to the Master Lease.

(b) Upon expiration or sooner termination of this Sublease, Sublandlord may reenter the Premises and remove all persons or property therefrom. If Subtenant shall fail to remove any personal property which it is entitled or obligated to remove from the Premises upon the expiration or sooner termination of this Sublease, for any cause whatsoever, Sublandlord, at its option, may remove the same and store or dispose of them, and Subtenant agrees to pay to Sublandlord on demand any and all expenses incurred in such removal and in making the Premises free from dirt, litter, debris and obstruction, including all storage and insurance charges.”

(d) Cooperation with Subtenant. Commencing on the Building One Premises Delivery Date, Paragraph 30.2 of the Sublease is hereby deleted and replaced with the following:

“Sublandlord agrees to use commercially reasonable efforts to cooperate with Subtenant in (1) obtaining for Subtenant Master Landlord’s consent to any action for which the Master Lease requires Master Landlord’s consent, and (2) delivery any notice to Master Landlord as required by any provision of the Master Lease, including, without limitation, forwarding (within three (3) business days after Sublandlord’s receipt) any request made by Subtenant to Master Landlord for consent or approval, and providing Master Landlord will all the information required (or that Maser Landlord may reasonably request) regarding any such request. The fact that Master Landlord has consented to an action of Subtenant shall not in any way limit or restrict any right of Sublandlord to reasonably withhold Sublandlord’s consent to such action. Sublandlord shall use commercially reasonable efforts to diligently enforce any provision of the Master Lease on Subtenant’s behalf, including, but not limited to any provision that requires Master Landlord to make repairs, or provide maintenance or services to the Building or the Premises. Sublandlord shall not be liable to Subtenant for any liability, loss or damages whatsoever in the event Master Landlord fails to give its consent.”

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27. Miscellaneous:

(a) This First Amendment shall be binding upon and inure to the benefit of the parties hereto, their heirs, estates, personal representatives, successors and assigns.

(b) This First Amendment shall be construed in accordance with and governed by the laws of the State of California.

(c) This First Amendment constitutes the entire understanding and agreement of Sublandlord and Subtenant with respect to the specific subject matter hereof, and shall supersede and replace all prior understandings and verbal representations. The parties confirm and acknowledge that there are no other promises, covenants, understandings, agreements, representations or warranties with respect to the subject matter of this First Amendment except as expressly set forth herein.

(d) This First Amendment may not be modified, amended or terminated except pursuant to a written instrument duly executed by the parties hereto, or their successors-in-interest.

(e) Sublandlord and Subtenant shall each bear their own costs and expenses with respect to the negotiation, preparation and execution of this First Amendment.

(f) All notices, demands or other communications between the parties hereto shall be in writing and shall be given in the manner set forth for the giving of notices in the Sublease and Section 21 of this First Amendment.

(g) Each party acknowledges that it has been represented by counsel with respect to this First Amendment and accordingly, each party represents to the other party that it has read and understood the terms hereof and the consequences of executing this First Amendment. Each party further waives any right it may have to require the provision of this First Amendment to be construed against the other party who drafted the same.

(h) If any term or provision of this First Amendment shall be deemed or held, by any court or authority having property jurisdiction to be invalid, illegal, void or unenforceable, the remaining terms and provisions hereof shall nevertheless remain in full force and effect with the intent that the purpose of this First Amendment will be accomplished.

(i) Each party acknowledges and agrees that except as may be amended by the terms and conditions of this First Amendment, the terms, covenants and conditions of the Sublease, Recognition Agreement and Consent are hereby ratified and confirmed. Upon the consent of the Master Landlord to a fully executed copy of the First Amendment the Sublease and this First Amendment shall collectively be known as the “Sublease”.

28. Exhibits to the First Amendment: The following exhibits are attached hereto and hereby incorporated with this First Amendment.

Exhibit A	Building One Premises
Exhibit B	Building One Expansion Space
Exhibit C-1	Building One Furniture
Exhibit C-2	Building One Expansion Space Furniture
Exhibit D	Work Letter
Exhibit E	First Amendment to Recognition Agreement

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IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this First Amendment as of the day and year first above written.

SUBLANDLORD:		SUBTENANT:

ARIBA, INC. a Delaware Corporation		JUNIPER NETWORKS, INC. a Delaware Corporation

By:	/s/ James W. Frankola	By:	/s/ John Lucas

Its:	Executive Vice President and Chief Financial Officer	Its:	Senior Director Corporate Real Estate

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EXHIBIT A

BUILDING ONE PREMISES

[Graphic of Building One Premises Appears Here ]

EXHIBIT B

BUILDING ONE EXPANSION SPACE

[Graphic of Building One Expansion Space Appears Here ]

EXHIBIT C-1

BUILDING ONE FURNITURE

[Inventory of Building One Furniture Appears Here ]

EXHIBIT C-2

BUILDING ONE EXPANSION SPACE FURNITURE

[Inventory of Building One Expansion Space Furniture Appears Here ]

EXHIBIT D

WORK LETTER AGREEMENT

This Work Letter Agreement (this “Agreement”) is made and entered into as of June 15, 2007, by and between ARIBA, INC., a Delaware corporation (“Sublandlord”), and JUNIPER NETWORKS, INC., a Delaware corporation (“Subtenant”). This Agreement is attached to and a substantive part of that certain First Amendment to Sublease (“First Amendment”) of even date herewith for the Building One Premises (which term shall include, if applicable, the Building One Expansion Space), to which this Agreement is attached as Exhibit D.

A. Subtenant, at Subtenant’s sole cost and expense, will be constructing certain initial alterations, additions and improvements (the “Initial Subtenant Improvements”) in the Building One Premises. All future alteration, additions and improvements to the Building One Premises shall be governed by the applicable terms and provisions of the Sublease and the Master Lease (as incorporated into the Sublease).

B. This Agreement describes the terms and conditions applicable to the design and construction of the Initial Subtenant Improvements. Capitalized terms used herein without definition shall have the same meaning as in the Sublease. The term “Sublease” as used herein shall mean the Sublease as modified by the First Amendment. The provisions of this Agreement shall supersede any conflicting provisions of the Sublease and First Amendment.

In consideration of the mutual covenants contained in this Agreement and in the First Amendment, Sublandlord and Subtenant hereby agree as follows:

I.	INITIAL SUBTENANT IMPROVEMENTS

1. Generally. At Subtenant’s sole cost and expense, including payment within thirty (30) days of demand of (i) all related out-of-pocket costs incurred by Sublandlord and (ii) all related costs to which Master Landlord is entitled under the Master Lease, Subtenant shall perform the design and construction of Initial Subtenant Improvements in conformance with the Approved Plans (defined below). Sublandlord shall not charge any construction management fee, supervisory fee or plan review fee for time spent by Sublandlord personnel pertaining to the Initial Subtenant Improvements. The Initial Subtenant Improvements and the construction thereof shall comply in all respects with the terms and conditions of the Master Lease and the Sublease, provided that this Agreement shall control in the event of a conflict between this Agreement and the Sublease. Nothing in this Agreement shall be construed to in any way to limit the rights of Master Landlord under the Master Lease and the requirement that the Initial Subtenant Improvements and the construction thereof shall comply in all respects with the terms and conditions of the Master Lease. By way of example only, all approvals of Sublandlord described in or pursuant to this Agreement are expressly conditioned on Master Landlord’s explicit, unconditional, written approval of the matter approved by Sublandlord. Sublandlord shall have no responsibility with regard to Master Landlord’s approval except as expressly provided in this Agreement.

2. Preparation of Conceptual, Preliminary and Final Plans.

(a) Conceptual Plans. Subtenant shall prepare conceptual plans showing the Initial Subtenant Improvements (the “Conceptual Plans”), and shall deliver such Conceptual Plans to Sublandlord for approval. Sublandlord acknowledges and approves Subtenant’s use of Robinson Mills & Williams to prepare the Conceptual Plans, Preliminary Plans (as defined below), and Final Plans (as defined below).

(b) Preliminary Plans. Based on the Conceptual Plans and in conformance therewith, Subtenant shall prepare preliminary design drawings and specifications for Initial Subtenant Improvements (“Preliminary Plans”), and shall deliver such Preliminary Plans to Sublandlord for approval. All specifications for Initial Subtenant Improvements shall be in accordance with the Interior Specification Standards attached as Schedule 1 to Exhibit C of the Master Lease, except as otherwise approved in writing by Sublandlord and Master Landlord in their sole discretion upon written request by Subtenant.

(c) Revision of Preliminary Plans. Within one (1) business day following receipt of the Preliminary Plans, Sublandlord shall forward the same to Master Landlord for its review and approval. Within five (5) business days after the actual receipt of Master Landlord’s response to such Preliminary Plans, Sublandlord shall provide a copy of Master Landlord’s actual response to Subtenant and either (i) approve, in writing, the Preliminary Plans or (ii) inform Subtenant in writing of Sublandlord’s specific objections to such Preliminary Plans, which objections must be reasonable. If Sublandlord does not provide such written notice within such five (5) business day period, then the Preliminary Plans shall be deemed to be approved by Sublandlord. In the event that Sublandlord has specific objections, the parties shall reach agreement as to what revisions should be made as soon as reasonably practicable.

(d) Final Plans. Once an agreement has been reached regarding revisions to the Preliminary Plans, Subtenant shall prepare final plans and specifications and working drawings (“Final Plans”) for Initial Subtenant Improvements. Within one (1) business day following receipt of the Final Plans, Sublandlord shall forward the same to Master Landlord for its review and approval. Within five (5) business days after the actual receipt of Master Landlord’s response to such Final Plans, Sublandlord shall either (i) approve, in writing, the Final Plans or (ii) inform Subtenant in writing of Sublandlord’s specific objections to such Final Plans, which objections must be reasonable. If Sublandlord does not provide such written notice within such five (5) business day period then the Final Plans shall be deemed to be approved by Sublandlord. In the event that Sublandlord has specific objections, the parties shall reach agreement regarding changes to the Final Plans as soon as is reasonably practicable.

(e) Sublandlord and Master Landlord Approvals. Sublandlord’s approval of the Conceptual Plans, Preliminary Plans and/or the Final Plans shall in no way be deemed (i) a determination that Initial Subtenant Improvements complies with applicable laws, regulations, ordinances or codes, or (ii) an implied warranty of the adequacy or sufficiency of the design or quality of any items shown therein. Sublandlord makes no representation or warranty whatsoever with regard to the probability of approval of the Initial Subtenant Improvements, the Conceptual Plans, Preliminary Plans, or Final Plans by Master Landlord or any governmental authority. Sublandlord shall reasonably cooperate with Subtenant and use commercially reasonable efforts to obtain Master Landlord’s approval and, when requested by Subtenant, shall sign any documents required to enable Subtenant to obtain a building permit and whatever authorizations are reasonably required to proceed with Initial Subtenant Improvements. Sublandlord shall not be deemed to have waived its right to approve or disapprove the Final Plans if Sublandlord has not approved the Final Plans at the time it signs such documents.

(f) Governmental Approvals. Subtenant shall cause the Final Plans to be submitted to the appropriate governmental authorities for approval. If the governmental authorities require any changes, Sublandlord and Subtenant shall reasonably cooperate to incorporate such changes into the Final Plans, and neither party shall unreasonably withhold or delay its approval of such changes. Once all required approvals of the Final Plans have been obtained from Sublandlord, Master Landlord and all appropriate governmental authorities, the Final Plans shall be deemed the “Approved Plans”.

3. Construction.

(a) Generally. Subject to the approval of the Master Landlord (in accordance with the Master Lease) and Sublandlord (which approval shall not be unreasonably withheld), Subtenant shall retain a California-licensed general contractor, who shall be a union contractor (the “General Contractor”) to construct the Initial Subtenant Improvements using well-trained, adequately supervised workers, in a good and workmanlike manner, free from design, material, and workmanship defects in accordance with the Approved Plans and all Applicable Requirements. Subtenant shall promptly remedy all violations of this obligation at Subtenant’s sole cost and expense. Subtenant shall request and obtain from the General Contractor a written commitment for completing construction of the Initial Subtenant Improvements in accordance with the Approved Plans. All subcontractors, laborers, materialmen, and suppliers shall conduct their activities in and around the Premises, Buildings and Project in a harmonious relationship with all other subcontractors, laborers, materialmen and suppliers at the Premises, Buildings and Project, and, if necessary, union labor shall be employed to achieve such harmonious relations. Subtenant shall obtain Sublandlord’s prior written consent to each such subcontractor, which shall not be unreasonably withheld, conditioned or delayed. Sublandlord will respond in writing to Subtenant’s request for consent within five (5) business days from Sublandlord’s receipt of Subtenant’s written request. Subtenant shall not use any area outside the Building One Premises for construction staging or other construction-related purposes other than the area depicted on Schedule 1 as “staging area,” the use of which shall be limited to construction staging activities and subject to Sublandlord’s reasonable restrictions and rules.

(b) Change Orders. No change or modification to the Approved Plans or Initial Subtenant Improvements pursuant thereto (“Change Order”) may be made by Subtenant without the prior written consent of Sublandlord, which consent shall not be unreasonably withheld or delayed. Sublandlord will respond in writing to Subtenant’s submission of all requests for Sublandlord approval of Change Orders for Sublandlord approval within two (2) business days from Sublandlord’s actual receipt with respect to Change Orders having a cost of Two Thousand Dollars ($2,000) or less and within five (5) business days from Sublandlord’s actual receipt for all other Change Orders. All requests for Change Orders shall be made in writing. Once approved in writing by Sublandlord and all required approvals of Master Landlord and governmental authorities have been obtained, such Change Orders shall become a part of the Approved Plans.

(c) Removal of Initial Subtenant Improvements. The rights and obligations of the parties with respect to the removal of Initial Subtenant Improvements and restoration of the Premises shall be governed by Article 8 of the Sublease as modified by Section 9 of the First Amendment.

(d) Insurance.

i. General Coverages. The General Contractor and each subcontractor of the General Contractor shall carry worker’s compensation insurance covering all of its respective employees, and shall also carry commercial general liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Subtenant as set forth in Paragraph 9 of the Sublease.

ii. Special Coverages. Subtenant shall carry “Builder’s All Risk” insurance in an amount approved by Sublandlord covering the construction of Initial Subtenant Improvements, and such other insurance as Sublandlord may require, it being understood and agreed that Initial Subtenant Improvements shall be insured by Subtenant pursuant to Paragraph 9 of the Sublease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Sublandlord including, but not limited to, the requirement that the General Contractor and/or any or all of its subcontractors shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $1,000,000 per incident, $2,000,000 in aggregate, and in form and with companies as are required to be carried by-Subtenant as set forth in Paragraph 9 of the Sublease.

iii. General Terms. Certificates for all insurance carried pursuant to this Section I.3(d) shall be delivered to Sublandlord before the commencement of construction of the Initial Subtenant Improvements and before any contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Sublandlord thirty (30) days’ prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Initial Subtenant Improvements are damaged by any cause during the course of the construction thereof, Subtenant shall immediately repair the same at Subtenant’s sole cost and expense. The General Contractor and any of its subcontractors that are not covered under an umbrella policy of the General Contractor, shall each maintain all of the foregoing insurance coverage in force until the Initial Subtenant Improvements is fully completed and accepted by Sublandlord. All policies carried under this Section I.3(d) shall insure Master Landlord, Sublandlord and Subtenant, as their interests may appear, as well as the General Contractor. All insurance, except Workers’ Compensation, maintained by the General Contractor and each of its subcontractors shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance with respect to the Sublandlord and that any other insurance maintained by Sublandlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Sublandlord by Subtenant under the Sublease or Section I.3(e) of this Agreement.

(e) Indemnity. Subtenant’s indemnity as set forth in Paragraph 10 of the Sublease (including any limitations or restrictions set forth therein) shall apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Subtenant or Subtenant’s contractors, subcontractors, laborers, materialmen, suppliers and design professionals and other hirees, or anyone directly or indirectly employed by any of them, or in connection with Subtenant’s non-payment of any amount arising out of the Initial Subtenant Improvements and/or Subtenant’s disapproval of all or any portion of any request for payment. Such indemnity by Subtenant, as set forth in Paragraph 10 of the Sublease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Sublandlord’s and Master Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Subtenant to complete the Initial Subtenant Improvements, and (ii) to enable Subtenant to obtain any building permit or certificate of occupancy for the Premises.

(f) Requirements of General Contractor. Subtenant shall cause the General Contractor to provide an express written warranty that the Initial Subtenant Improvements shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof, such that the General Contractor is responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after completion of the Initial Subtenant Improvements. Said warranty shall require the General Contractor to pay for all additional expenses and damages incurred in connection with such replacement or repair, including without limitation any damage or disturbance to the Premises, Buildings, or Common Areas caused thereby. Subtenant covenants to enforce any contractor guarantees and warranties for the benefit of Sublandlord where Sublandlord’s interests may appear and, if necessary to give Sublandlord the full benefit of such protection, shall give to Sublandlord any assignment or other assurances which may be necessary to effect a right of direct enforcement.

(g) Assumption of the Risk. Subtenant accepts, assumes and shall be solely responsible for all risks for the construction and installation of the Initial Subtenant Improvements other than for risks resulting from the active negligence or willful misconduct of Sublandlord or Sublandlord’s employees, agents, contractors or subcontractors.

(h) Mechanics Liens and Releases. Upon final completion of the Initial Subtenant Improvements, Subtenant shall obtain from the General Contractor and each subcontractor, materialman, supplier and design professional an unconditional lien release, signed and notarized by such party, and shall provide copies of each such release to Sublandlord. Subtenant shall not suffer or permit any lien of a contractor, subcontractor, materialman, supplier, design professional, or other to be placed against the Building, the Building One Premises, the Master Lease or the Sublease, or any portion thereof, with respect to work or services performed or claimed to have been performed for Subtenant or materials furnished or claimed to have been furnished to Subtenant or the Building One Premises. Sublandlord has the right at any time to post and keep posted on the Building One Premises any notice that it considers necessary for protection from such liens. At least ten (10) days before beginning construction of any of the Initial Tenant Alterations, Subtenant shall give Sublandlord written notice of the expected commencement date of that construction to permit Sublandlord to post and record a notice of non-responsibility. If any such lien attaches or Subtenant receives notice of any such lien, Subtenant shall cause the lien to be promptly released and removed of record. Despite any other provision of this Agreement, if the lien is not released and removed within twenty (20) days after Sublandlord delivers notice of the lien to Subtenant, Sublandlord may immediately take all action necessary to release and remove the lien, without any duty to investigate the validity of it. All expenses (including reasonable attorneys’ fees and the cost of any bond) incurred by Sublandlord in connection with the lien incurred by Subtenant or its removal shall be considered additional rent under the Sublease and be immediately due and payable by Subtenant.

(i) As Built Plans. Within sixty (60) days following the substantial completion of the Initial Subtenant Improvements, Subtenant shall provide Sublandlord and Master Landlord with a set of “as built” plans, drawings and specifications for the Initial Subtenant Improvements.

II.	GENERAL TERMS.

1. No Partnership. Nothing in this Agreement shall cause Sublandlord and Subtenant to be partners or joint venturers.

2. Representatives. Subtenant has designated Troy Ward as its sole representative(s) with respect to the matters set forth in this Agreement, who, until further notice to Sublandlord, shall have full authority and responsibility to act on behalf of Subtenant as required in this Agreement. Sublandlord has designated Mark Pietrone as its sole representative(s) with respect to the matters set forth in this Agreement, who, until further notice to Subtenant, shall have full authority (excepting signature authority) and responsibility to act on behalf of Sublandlord as required in this Agreement.

SUBLANDLORD:		SUBTENANT:

ARIBA, INC., a Delaware Corporation		JUNIPER NETWORKS, INC. a Delaware Corporation

By:	/s/ James W. Frankola	By:	/s/ John Lucas

Title:	Executive Vice President and Chief Financial Officer	Title:	Senior Director Corporate Real Estate

Date:	6/15/107	Date:	6/15/07

SCHEDULE ONE

Map of Staging Area Appears Here

EXHIBIT E

FIRST AMENDMENT TO RECOGNITION AGREEMENT

This First Amendment to Recognition Agreement (“First Amendment”) is made and entered into as of June 15, 2007, by and among Moffett Park Drive LLC, a California limited liability company (“Moffett”), Ariba, Inc., a Delaware corporation (“Ariba”), and Juniper Networks, Inc., a Delaware corporation, successor-in-interest to NetScreen Technologies, Inc., a Delaware corporation (“Juniper”).

RECITALS

A. Moffett, as lessor, and Ariba, as lessee, entered into the Technology Corners Triple Net Multiple Building Lease dated March 15, 2000, pursuant to which Moffett leases to Ariba certain premises including the buildings commonly known as Buildings 1, 2, 3 and 4 at 1111 Lockheed Martin Way, Sunnyvale, California, with individual addresses for those buildings on Eleventh Avenue in Sunnyvale, California, and a related amenity building (the “Amenity Building”) (together, the “Premises”). The initial lease has been amended by a letter agreement dated September 11, 2000, a First Amendment to Lease dated January 12, 2001, a Second Amendment to Lease dated of even date herewith (the “Second Amendment”),and a Third Amendment to Lease dated October 21, 2004, which, together with the initial lease and referred to herein as the “Master Lease.” All capitalized terms used in this Sublease Consent and not defined herein have the same meaning as in the Master Lease.

B. Ariba sublet to NetScreen Technologies, Inc., a portion of the Premises (such portion herein called the “Sublease Premises”) pursuant to a Sublease Agreement dated October 18, 2002, a copy of which is attached hereto as Exhibit A (the “Sublease”). The Sublease Premises consist of approximately 177,624 rentable square feet of space consisting of most of the building commonly known as 805 Eleventh Avenue, Sunnyvale, California, and a portion of the first floor of the building commonly known as 809 Eleventh Avenue, Sunnyvale, California, all as more particularly described in the Sublease. Moffett, Ariba and Netscreen Technologies, Inc., entered into a Recognition Agreement dated October 31, 2002 (“Recognition Agreement”) with respect to the Sublease Premises and concurrently Moffett consented to the Sublease pursuant to a written Consent To Sublease (“Sublease Consent”).

C. Moffett, Ariba and Juniper now enter into this First Amendment to facilitate the expansion of the Sublease Premises pursuant to the terms and conditions of the First Amendment to Sublease dated June 15, 2007 (“First Amendment to Sublease”) between Ariba and Juniper and ratify the terms and conditions of the Sublease, Sublease Consent and Recognition Agreement as the same shall apply to the Premises and Building One Expansion Space as the same are defined in the First Amendment to Sublease.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Moffett, Ariba and Juniper agree as follows:

1. Moffett, Ariba and Juniper acknowledge and agree that pursuant to this First Amendment the Recognition Agreement terms, covenants and conditions shall apply to the expanded Sublease Premises and Building One Expansion Space (as such terms are defined in the First Amendment to Sublease).

2. Except to the extent not permitted by the continued possession of Ariba or restricted by court order or other legal constraint, the provisions of this First Amendment shall be self-executing upon the occurrence of a Recognition Event (as such term is defined in the Recognition Agreement); provided, however, either Moffett or Juniper shall execute and deliver at the other’s request an instrument confirming Juniper’s attornment and other obligations pursuant to the Recognition Agreement as the same is amended by this First Amendment and Moffett’s agreement to be bound by the terms of the Sublease as modified pursuant to the Sublease, Sublease Consent, First Amendment to Sublease, Recognition Agreement and this First Amendment.

3. Except as expressly modified by this First Amendment, (i) nothing in this First Amendment shall be deemed to change in any manner the provisions of the Master Lease as between Moffett and Ariba or to waive any right that either Moffett or Ariba may now have or later acquire against the other by reason of the Master Lease, and (ii) nothing in this First Amendment shall be deemed to change in any manner the provisions of the Sublease as amended by the First Amendment to Sublease as between Ariba and Juniper or to waive any right that Ariba or Juniper may now have or later acquire against the other by reason of the First Amendment to Sublease.

4. Upon a Recognition Event, the Sublease as amended by that certain First Amendment to Sublease shall be deemed modified such that all references to “Subtenant” shall be deemed to be “Tenant” (i.e., Juniper) and all references to “Ariba” or “Sublandlord” shall be deemed to be “Landlord” (i.e., Moffett) and certain provisions of the Sublease as amended by that certain First Amendment to Sublease shall either be amended or deleted in their entirety, as more particularly described in the Recognition Agreement.

5. Juniper, Ariba and Moffett each represents and warrants to each other that they have no obligation to any broker or agent other than those listed in the First Amendment to Sublease with respect to this First Amendment and the transaction contemplated hereunder and each shall indemnify, defend, protect and hold the other harmless as to any claim or liability based upon a contrary claim or a claim made by a broker claiming through such party against another party hereto.

6. If any lender of Moffett requires a modification of the Sublease (as the same is modified by the Sublease Consent, the Recognition Agreement, the First Amendment to Sublease and this First Amendment) that will not increase Juniper’s cost of expense or materially and adversely change Juniper’s rights and obligations, the Sublease shall be so modified and Juniper shall execute whatever reasonable documents are reasonably required by such lender and deliver them to Moffett within ten (10) business days after delivery of the same.

7. All notices required or permitted by this First Amendment or applicable law shall be in writing and may be delivered in person (by hand or courier) or may be sent by regular, certified or registered mail or U.S. Postal Service Express Mail or other nationally-recognized overnight courier, with postage prepaid and shallb deemed given o the date delivered or, if refused, on the first date delivery was attempted or refused. Any Party may by written notice to the other specify a different address for notice.

Moffett:

Moffett Park Drive LLC c/o Jay Paul Company
350 California Street, Suite 1905
San Francisco, CA 94111
Attention: Mr. Matt Lituchy

With copy to:

Ariba:
Ariba, Inc.
807 Eleventh Avenue
Sunnyvale, CA 94089
Attn: General Counsel

With copy to:

Ariba, Inc.
210 Sixth Avenue
Pittsburg, PA 15222
Attn: Real Estate Manager

Juniper:

Juniper Networks, Inc.
1194 N. Mathilda Ave.
Sunnyvale, CA 94089
Attn: Vice President of Real Estate Legal Department

With copy to:

Juniper Networks, Inc.
1194 N. Mathilda Ave.
Sunnyvale, CA 94089
Attn: Legal Department

With copy of all notices to:

The Staubach Company
15601 Dallas Parkway, Suite 400
Addision, Texas 75001
Attn: Lease Administration

With copy of all default notices to:

Reed Smith LLP
Two Embarcadero Center, Suite 2000
San Francisco, CA 94111
Attn: Simon T. Adams, Esq.

8. Miscellaneous Provisions.

(a) This First Amendment, together with the provisions of the Sublease, Sublease Consent, First Amendment to Sublease, Recognition Agreement, Master Lease and consent to First Amendment to Sublease, contains the entire agreement among the parties hereto regarding the matters which are the subject of this First Amendment. The terms, covenants and conditions of this First Amendment shall apply to and bind the permitted heirs, successors, assigns, executors and administrators of all the parties hereto. The parties hereto acknowledge and agree that no rule of construction, to the effect that any ambiguities are to be resolved against the drafting party, shall be employed in the interpretation of this First Amendment. If any provision of this First Amendment is determined to be illegal or unenforceable, such determination shall not affect any other provisions of this First Amendment and all such other provisions shall remain in full force and effect.

(b) Moffett, Ariba and Juniper each for itself certifies that no voluntary or involuntary petition under the Bankruptcy Code (II U.S.C. §§ 101 et seq.) has been filed by or against it and that it is not presently entitled to relief under the Bankruptcy Code.

(c) By signing this First Amendment, each of the persons signing this First Amendment on behalf of the parties certifies that he or she is authorized to execute this First Amendment and to bind his or her respective party to the terms of this First Amendment and that all corporate action necessary to authorize the execution of this First Amendment by each respective party has been taken and is presently in force and effect.

(d) This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and when taken together they shall constitute one and the same.

(e) Ariba waives any requirement under California unlawful detainer statutes or otherwise that Moffett name or serve Juniper with any default notice given under the Master Lease or to name or make Juniper a party to any eviction proceedings. Moffett may seek and recover possession of the Premises from Ariba pursuant to the terms of the Master Lease (including the Sublease Premises) without recovering possession from Juniper. Conversely, to the extent Moffett deems it necessary or appropriate to name and/or serve Juniper with notice and/or to make Juniper a party to such proceedings, the same shall not be deemed a violation of any duty owed by Moffett to Juniper and upon termination of the Master Lease pursuant to such proceedings, the terms and conditions of the Recognition Agreement as amended by this First Amendment shall apply.

(f) In the event that any legal action or proceeding, including, without limitation, arbitration and declaratory relief, is commenced with respect to any matter arising from or related to the Premises, Building One Expansion Space or this First Amendment or for the purpose of enforcing or seeking a declaration of any rights or remedies pursuant to this First Amendment, the prevailing party or parties shall be entitled to recover from the non-prevailing party or parties reasonable attorneys’ fees, as well as costs of suit, in such action or proceeding, whether or not such action is prosecuted to final judgment.

IN WITNESS WHEREOF, Moffett, Ariba and NetScreen have executed this Recognition Agreement as of the day and year first hereinabove written.

“MOFFETT”		“JUNIPER”

Moffett Park Drive LLC a California limited liability company		Juniper Networks, Inc., a Delaware corporation

By:	GATEWAY LAND COMPANY, INC., a California corporation, its managing member

By:		By:

	(type or print name)	(type or print name)

Its:		Its:

“ARIBA”

Ariba, Inc., a Delaware corporation

By:

(type or print name)

Its: